UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Mistras Group, Inc.

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HQTS: P: (609) 716-4000 ● F: (609) 716-0706
195 Clarksville Road ● Princeton Jct., NJ 08550
www.mistrasgroup.com

May 4, 2020
Dear Mistras Shareholders:
We are writing to our shareholders to request your support for all four proposals in the proxy materials for our 2020 annual shareholders. In particular, we are urging you to vote FOR the proposal in Item 3, which is an amendment to the Mistras Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”) to increase the number of shares authorized for issuance under the Plan. The amendment would increase the number of shares that may be issued under the Plan by 2 million shares, as we presently only have 144,000 shares remaining under the Plan. Equity compensation is vital for Mistras to attract, motivate and retain talented employees and to align their interests with all of yours.
Glass Lewis issued its proxy report for our 2020 annual shareholders meeting, in which it recommended a vote FOR the amendment to the Plan. However, Institutional Shareholders Services, commonly referred to as ISS, has recommended a vote against the amendment to the Plan. We still believe the best interest of Mistras shareholders will be served by approving the amendment to the Plan as recommended by the Mistras Board for the reasons set out in Item 3 to our proxy statement, and as recommended by Glass Lewis.
These are very difficult and unprecedented times as a result of the COVID-19 pandemic. Cash flow is tight for most companies, and Mistras is no exception. Mistras, like most other companies, must preserve cash and to assist with this effort, our executive team has taken salary reductions ranging from 25% to 45% of their base salaries and our directors took a 10% reduction in their compensation for the second quarter of 2020. Accordingly, equity compensation is expected to play an even more important role to compensate the talented executives, managers and other employees of Mistras so we can persevere this COVID-19 crisis. To eliminate equity compensation as a tool to incentivize and retain the Mistras management team, which a vote against the Plan amendment would effectively do, is not in our shareholders’ interest. The Compensation Committee of the Board gave this Plan amendment much consideration and worked with its independent consult, Pay Governance, before making this recommendation. The Compensation Committee, together with the rest of the Board, fully supports the amendment to the Plan.
A Message from Our Founder and Largest Shareholder, Sotirios Vahaviolos
As the founder, Executive Chairman and largest shareholder of Mistras, I fully support the amendment to the Plan. I no longer participate in the Plan (and have not done so for the past couple of years), so as a 35% shareholder, my interests are completely aligned with the public shareholders. I believe the amendment to the Plan is vital to retain and motivate the Mistras executives and the rest of the management team and aligns their interest with all shareholders. I urge you to vote FOR the amendment to the Plan as provided in Item 3 to the Mistras proxy statement.
We sincerely appreciate all your support,

Sincerely

Dennis Bertolotti	Sotirios J. Vahaviolos	Richard H. Glanton
President and CEO	Executive Chairman	Chairman, Compensation Committee